AMERICAN SKANDIA LIFE ASSURANCE CORPORATION


                              SHELTON, CONNECTICUT

                                (A Stock Company)


This certificate (the "Annuity") is a summary of the provisions of a group annuity contract. The contract owner and contract are as shown in the Schedule made part of this Annuity.

                                 RIGHT TO CANCEL

You may return this Annuity to our Office or to the representative who solicited its purchase for a refund within twenty-one days after you receive it. The amount of the refund will equal the current Account Value plus any set up fee and/or any tax charge deducted as of the date we receive the cancellation request. You bear the investment risk during this period.

Signed for American Skandia Life Assurance Corporation:


           /s/:  Patricia Paez                         /s/:  Gordon Boronow
                 Secretary                                   President



                             GROUP DEFERRED ANNUITY
                                NON-PARTICIPATING
        VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
                   FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD

           IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED
       UNDER THE VARIABLE INVESTMENT OPTIONS ARE BASED ON THEIR INVESTMENT
         PFRFORMANCE AND ARE, THEREFORE, NOT GUARANTEED. PLEASE REFER TO
            THE SECTION ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS"
                        FOR A MORE COMPLETE EXPLANATION.

               IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE FIXED INVESTMENT OPTIONS MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SUCH A MARKET
               VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH
                 PAYMENTS OR VALUES. PLEASE REFER TO THE SECTION
                ENTITLED "ACCOUNT VALUE OF THE FIXED ALLOCATIONS"
                        FOR A MORE COMPLETE EXPLANATION.

                                                         TABLE OF CONTENTS


DEFINITIONS......................................................................................5
INVESTMENT OF ACCOUNT VALUE......................................................................6
OPERATIONS OF THE SEPARATE ACCOUNTS..............................................................7
CHARGES       ...................................................................................8
YOUR RIGHTS, OWNERSHIP, AND DESIGNATION OF BENEFICIARY...........................................9
PURCHASE PAYMENTS................................................................................10
ACCOUNT VALUE AND SURRENDER VALUE................................................................10
ALLOCATION RULES ................................................................................11
TRANSFERS  ......................................................................................12
DISTRIBUTIONS      ..............................................................................13
GENERAL PROVISIONS ............................................................................. 16
ANNUITY TABLES           ........................................................................17



                A copy of any enrollment form and any riders and
                           endorsements are attached.

                                    SCHEDULE


 ANNUITY NUMBER:                                                   ISSUE DATE:

 PARTICIPANT:
   DATE OF BIRTH:                                                   SEX:

 PARTICIPANT:
   DATE OF BIRTH:                                                   SEX:

  ANNUITANT:
                ANNUITANT'S DATE OF BIRTH:
                ANNUITANT'S SEX:
ANNUITY DATE:
CONTINGENT ANNUITANT:  AS NAMED BY YOU IN WRITING AND FILED WITH US
BENEFICIARY:  AS NAMED BY YOU IN WRITING AND FILED WITH US
PURCHASE PAYMENT:
NET PURCHASE PAYMENT:
MINIMUM ADDITIONAL PURCHASE PAYMENT:  $1,000
MINIMUM WITHDRAWAL AMOUNT:  $100
MINIMUM SURRENDER VALUE AFTER WITHDRAWAL:  $1,000
MINIMUM SURRENDER VALUE AT COMMENCEMENT OF
    SYSTEMATIC WITHDRAWAL PROGRAM:  $25,000
MINIMUM ANNUITY PAYMENT:  $50 PER MONTH

AUTOMATIC SUB-ACCOUNT:  GAL MONEY MARKET
TRANSFER FEE: $1O PER TRANSFER AFTER THE TWELFTH IN AN ANNUITY YEAR
SET-UP FEE:  $25 DEDUCTED FROM THE INITIAL PURCHASE PAYMENT IF LESS THAN $10,000

     MAINTENCE FEE: LESSER OF $30 OR 2% OF ACCOUNT VALUE IF ACCOUNT VALUE IS LESS THAN $50,000 AS OF THE VALUATION PERIOD SUCH FEE IS DUE

MORTALITY AND EXPENSE RISK CHARGE:  0.40%

ADMINISTRATIVE CHARGE:  0.15%

VARIABLE SEPARATE ACCOUNT:  AMERICAN SKANDIA LIFE ASSURANCE
                                             CORPORATION
                                             VARIABLE ACCOUNT E

FIXED SEPARATE ACCOUNT:  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     SEPARATE ACCOUNT D

OWNER: AMERICAN SKANDIA GALAXY FUND

CONTRACT:  012

INTEREST RATE MINIMUM: INTEREST RATES ARE DETERMINED BY US. HOWEVER, RATES ARE SUBJECT TO A MINIMUM. THE MINIMUM FOR A FIXED ALLOCATION IS BASED ON BOTH AN INDEX AND A REDUCTION TO THE INTEREST RATE DETERMINED ACCORDING TO THE INDEX.
THE INDEX IS BASED ON THE PUBLISHED RATE FOR CERTIFICATES OF INDEBTEDNESS (BILLS, NOTES, OR BONDS, DEPENDING ON THE TERM OF INDEBTEDNESS) OF THE UNITED STATES TREASURY AT THE MOST RECENT TREASURY AUCTION HELD AT LEAST 30 DAYS PRIOR TO THE BEGINNING OF THE APPLICABLE FIXED ALLOCATION'S GUARANTEE PERIOD. THE TERM (LENGTH OF TIME FROM ISSUANCE TO MATURITY) OF THE CERTIFICATES OF INDEBTEDNESS UPON WHICH THE INDEX IS BASED IS THE SAME AS THE DURATION OF THE GUARANTEE PERIOD. IF NO CERTFICATES OF INDEBTEDESS ARE AVAILABLE FOR SUCH TERM,THE NEXT SHORTEST TERM IS USED. IF THE UNITED STATES TREASURY'S AUCTION PROGRAM IS DISCONTINUED, WE WILL SUBSTITUTE INDEXES WHICH IN OUR OPINON ARE COMPARABLE. IF REQUIRED, IMPLEMENTATION OF SUCH SUBSTITUTE INDEXES WILL BE SUBJECT TO APPROVAL BY THE SECURITIES AND EXCHANGE COMMISSION AND THE INSURANCE DEPARTMENT OF THE JURISDICTION IN WHICH THE ANNUITY IS DELIVERED. THE REDUCTION USED IN DETERMINING THE MINIMUM IS 1.00 PERCENT 0.01 OF INTEREST. IN NO EVENT WILL THE MINIMUM BE LESS THAN ZERO.
      OFFICE: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION ONE CORPORATE DRIVE P.O. BOX 883
                                  SHELTON, CONNECTICUT   06484
                                 Telephone:  800-541-3087

                                   DEFINITIONS

Account Value: The value of each allocation to a Sub-account or a Fixed Allocation prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon, before assessment of any applicable maintenance fee. Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine Account Value for your entire Annuity. Account Value of each Fixed Allocation on other than such Fixed Allocation's Maturity Date is calculated using a market value adjustment.

     Accumulation Period: The period of time from the Issue Date through and including the l5th day prior to theAnnuity Date.

Annuitant:  The person upon whose life this Annuity is issued.

     Annuity. A summary of your rights and benefits under the Contract shown in the Schedule.

Annuity Date:  The date on which annuity payments are to commence.

Annuity Years:  Continuous 12 month periods commencing on the Issue Date.

Beneficiary:  The person designated as the recipient of the death benefit.

     Contingent Annuitant: The person designated to become the Annuitant on the Annuitant's death prior to the Annuity Date.

Contract:  The group annuity contract shown in the Schedule.

Current Rates: The interest rates we offer to credit to Fixed Allocations for the duration of newly beginning Guarantee Periods under this Annuity. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different classes and for different annuities.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the Accumulation Period and is to be supported by assets in the Fixed Separate Account.

     Fixed Separate Account: The separate account shown in the Schedule used in relation to Fixed Allocations.

     Guarantee Period: A period of time during the Accumulation Period during which we credit a fixed rate of interest on a Fixed Allocation.

In Writing:  In a written form satisfactory to us and filed at the Office.

Interim Value: As of any particular date, the initial value of a Fixed Allocation plus all interest credited thereon, less the sum of all previous transfers and withdrawals of any type from such Fixed Allocation and interest thereon from the date of each withdrawal or transfer.

Issue Date:  The effective date of your Annuity.

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation as of a date other than such Fixed Allocation's Maturity Date.

Maturity Date:  The last day in a Guarantee Period.

Minimum Distributions: Minimum amounts that must be distributed each year from an Annuity if used in relation to certain qualified plans under the Internal Revenue Code.

     Net Purchase Payment: A Purchase Payment less any applicable set-up fee and any applicable charge for taxes.

     Office: The location shown in the Schedule where all requests regarding this Annuity are to be sent.

Owner: The person or entity shown as Owner in the Schedule unless later changed.

Participant: An eligible entity or person named as having ownership rights in relation to an Annuity issued as a certificate evidencing interest in a group annuity contract.

     Payout Period. The period starting on the Annuity Date during which the annuity is paid.

     Purchase Payment: A cash consideration you give to us for the rights, privileges and benefits outlined in this Annuity.

     Sub-account: A division of the Variable Separate Account shown in the Schedule. We use Sub-accounts to calculate variable benefits under this Annuity.

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender less any applicable maintenance fee.

     Systematic Withdrawal: One of a plan of periodic withdrawals of Surrender Value during the Accumulation Period. Such a plan is subject to our rules.

     Unit: A measure used to calculate your Account Value in a Sub-account prior to the Annuity Date.

Unit Price: Unit Price is used for calculating (a) the number of Units allocated to a Sub-account, and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account prior to the Annuity Date. Each Sub-account has its own Unit Price which will vary each Valuation Period to reflect the investment experience of that Sub-account.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

     Valuation Period: The period of time between the close of business of the New York Stock Exchange on successive Valuation Days.

     Variable Separate Account. The variable account shown in the Schedule used in relation to Sub-accounts.

we, us, our:  American Skandia Life Assurance Corporation.
you, your:  The Participant shown in the Schedule.

                           INVESTMENT OF ACCOUNT VALUE

General: In the Accumulation Period we offer a range of variable and fixed options as ways to invest your Account Value. You may maintain Account Value in multiple investment options, subject to the limits set out in the Allocation Rules section of this Annuity. You may transfer Account Value between investment options, subject to the requirements set out in the Transfers section of this Annuity. Transfers may be subject to a fee.

     Variable  Investment  Options:  During the  Accumulation  Period we offer a
number  of  Sub-accounts  as  variable   investment   options.   These  are  all
Sub-accounts of the Variable Separate Account shown in the Schedule.

Fixed Investment Options. We may offer Fixed Allocations with Guarantee Periods of different durations. Each such Fixed Allocation is accounted for separately. Each Fixed Allocation earns a fixed rate of interest throughout its Guarantee Period. Multiple Fixed Allocations are permitted, subject to our allocation rules. The duration of a Guarantee Period may be the same or different from the duration of the Guarantee Periods of any of your prior Fixed Allocations.

To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods with durations that differ from those which were available when your Annuity was issued. We also reserve the right at any time to stop accepting new allocations, transfers or renewals for a particular Guarantee Period.

A Guarantee Period for a Fixed Allocation begins: (a) when all or part of a Net Purchase Payment is allocated to that particular Guarantee Period; (b) upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or (c) when a Guarantee Period attributable to a Fixed Allocation "renews" after its Maturity Date.

We declare the rates of interest applicable during the various Guarantee Periods offered. Declared rates are effective annual rates of interest. The rate of interest applicable to a Fixed Allocation, for the class of contracts to which this Annuity belongs, is the one in effect when its Guarantee Period begins. The rate is guaranteed throughout the Guarantee Period. We inform you of the interest rate applicable to a Fixed Allocation, as well as its Maturity Date, when we confirm the allocation. We declare interest rates applicable to new Fixed Allocations from time to time. Any new Fixed Allocation in an existing Annuity is credited interest at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The Interest rates we credit are subject to a minimum. We may declare a higher rate. The minimum is described in the Schedule.

                       OPERATIONS OF THE SEPARATE ACCOUNTS

General: The assets supporting our obligations under the Annuities may be held in various accounts, depending on the obligation being supported. In the Accumulation Period, assets supporting Account Values are held in separate accounts established under the laws of the State of Connecticut. In the Payout Period, assets supporting fixed annuity payments are held in our general account.

Separate Accounts: We are the legal owner of assets in the separate accounts. Income, gains and losses, whether or not realized, from assets allocated to these separate accounts, are credited to or charged against each such separate account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts. We will maintain assets in each separate account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the annuity obligations supported by such assets. These assets may only be charged with liabilities which arise from such annuities, which may include Annuities issued under the Contract shown in the Schedule.

Variable Separate Account: In the Accumulation Period the assets supporting obligations based on allocations to the variable investment options are held in the Variable Separate Account shown in the Schedule. This separate account also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of this Variable Separate Account.

The amount of our obligations in relation to allocations to the Sub-accounts are
based  on  the  investment  performance  of  such  Sub-accounts.   However,  the
obligations themselves are our general corporate obligations.

The Variable Separate Account is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 (the "l940 Act") as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Variable Separate Account.

Sub-accounts are permitted to invest in underlying mutual funds or portfolios that we consider suitable. We also reserve the right to change the investment policy of any or all Sub-accounts, add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account, nor is there any assurance that the Account Value allocated to the Sub-accounts will equal the amounts allocated to the Sub-accounts as of any time other than the Valuation Period of such allocation. You bear the entire investment risk.

We reserve the right to transfer assets of the Variable Separate Account, which we determine to be associated with the class of contracts to which this Annuity belongs, to another Variable Separate Account. It this type of transfer is made, the term "Variable Separate Account" as used in this Annuity, shall mean the Variable Separate Account to which the assets were transferred.

Fixed Separate Account: In the Accumulation Period, assets supporting our obligations based on Fixed Allocations are held in the Fixed Separate Account shown in the Schedule, which is a "non-unitized" separate account. Such obligations are based on the interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in the Fixed Separate Account.

There are no discrete units in the Fixed Separate Account. No party with rights under any annuity nor any group contract owner participates in the investment gain or loss from assets belonging to the Fixed Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Fixed Separate Account may drop below the reserves and other liabilities we must maintain. Should the value of the assets in the Fixed Separate Account drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to the Fixed Separate Account to make up the difference. We have the right to transfer to our general account any assets of the Fixed Separate Account in excess of such reserves and other liabilities. We maintain assets in the Fixed Separate Account supporting a number of annuities we offer.

If you surrender, withdraw or transfer Account Value from a Fixed Allocation before the end of its Guarantee Period, you bear the risk inherent in the MVA. The Account Value of a Fixed Allocation on its Maturity Date is guaranteed to be its then current Interim Value.

                                     CHARGES

General: The charges which are or may be assessed against your Annuity are the set-up fee, maintenance fee, tax charges and the transfer fee. The charges assessed against the Sub-accounts of the Variable Separate Account are the administration charge and the mortality and expense risk charges. A charge for taxes may also be assessed against the Sub-accounts.

Set-Up Fee:  We may charge a set-up fee as shown in the Schedule.

     Maintenance Fee: This is an annual fee, if applicable, deducted at the end of each Annuity Year or on surrender, if earlier. The amount of this charge is shown in the Schedule.

Tax Charges: In several states a tax is payable, either when Purchase Payments are received, or when the Account Value is applied under an annuity option. We will deduct the amount of tax payable, if any, from your Purchase Payments or Account Value.

TransferFee: The transfer fee is as shown in the Schedule. However, the fee is only charged if there is Account Value in at least one Sub-account immediately subsequent to such transfer.

Allocation of Annuity Charges: Any applicable set-up fee is deducted from your initial Purchase Payment. Charges applicable to any type of withdrawal are taken from the investment options in the same ratio as such a withdrawal is taken from the investment options. The transfer fee is assessed against the Sub-accounts in which you maintain Account Value immediately after such transfer. The transfer fee is allocated on a pro-rata basis in relation to the Account Values in such Sub-accounts as of the Valuation Period for which we price the applicable transfer. No fee is assessed if there is no Account Value in any Sub-account at such time. Tax charges are assessed against the entire Purchase Payment or Account Value as applicable. The maintenance fee, if applicable, is assessed against the Sub-accounts on a pro-rata basis in relation to the Account Values in each Sub-account as of the Valuation Period for which we price the fee.

Administration Charge: We charge for administering each Sub-account. We assess this charge each day at the daily equivalent of the rate shown in the Schedule against the daily total value of each Sub-account.

Mortality and Expense Risk Charges: We assess mortality and expense risk charges against each Sub-account. We assess these charges each day at the daily equivalent of the rate shown in the Schedule against the daily total value in each Sub-account.

             YOUR RIGHTS, OWNERSHIP, AND DESIGNATION OF BENEFICIARY

Ownership, Annuitant and Beneficiary Designations: You may exercise the rights, options and privileges granted Participants by the Contract as shown in the Schedule or permitted by us. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.

If more than one Participant is named, all rights reserved to a Participant are then held jointly. We require the consent In Writing of all joint Participants for any transaction for which we require the written consent of a Participant. You may name a contingent Participant. However, this designation takes effect only on or after the Annuity Date. Where required by law, we require the consent In Writing of the spouse of any person with a vested interest in an Annuity.

Designations are subject to various regulatory or statutory requirements depending on the use of the Annuity. Designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

You may name an Annuitant. However, we do not accept designation of joint Annuitants. You may name more than one Contingent Annuitant. If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. If there is more than one Participant, all of whom are natural persons, the oldest of any such Participants not named as the Annuitant immediately becomes the Contingent Annuitant if the Contingent Annuitant predeceases the Annuitant or if a Contingent Annuitant is not designated.

Death benefits are payable to the Beneficiary. You may designate more than one primary or contingent Beneficiary. If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.

If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the Contingent Beneficiary. If no Beneficiary is alive when death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

Changing Revocable Designations: Unless you indicated that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes, you may request to change Participant, contingent Participant, Annuitant, Contingent Annuitant and Beneficiary designations by sending a request In Writing.

Such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to: (a) a new Participant subsequent to the death of the Participant or the first of any joint Participants to die, except where a spouse-Beneficiary has become the Participant as a result of a Participant's death; (b) a new Participant or Annuitant who does not meet our then current underwriting guidelines; (c) a new Annuitant subsequent to the Annuity Date if the annuity option selected includes a life contingency; and (d) a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity.

Common Disaster: If a Participant is a natural person and if any Beneficiary dies with the Participant in a common disaster, it must be proved to our satisfaction that the Participant died first. Unless information provided indicates otherwise, the Annuity is treated as though the Beneficiary died first. If: (a) the Participant is not a natural person; (b) no Contingent Annuitant has been designated; and (c) the Annuitant and the Beneficiary die in a common disaster, then it must be proved to our satisfaction that the Annuitant died first. Unless provided otherwise, the proceeds are payable as if the Beneficiary died before the Annuitant.

                                PURCHASE PAYMENTS

lnitial Purchase Payment: Issuance of an Annuity represents both our acceptance of an initial Purchase Payment and enrollment of a Participant. The amount of your initial Net Purchase Payment evidenced by this Annuity is shown in the Schedule. Your initial Net Purchase Payment is subject to our allocation rules (see "Allocation Rules").

Additional Purchase Payments: The minimum for any additional Purchase Payment is as shown in the Schedule. Additional Purchase Payments may be paid at any time before the Annuity Date. Subject to the allocation rules herein, we allocate additional Net Purchase Payments according to the most recent instructions you provide. Should no instructions be received, we shall return your Additional Purchase Payment.

                        ACCOUNT VALUE AND SURRENDER VALUE

     General: In the Accumulation Period your Annuity has an Account Value and a Surrender Value. Your total Account Value is the sum of your Account Value in each Sub-account and each Fixed Allocation. Surrender Value is the Account Value less any applicable maintenance fee.

Account Value In the Sub-Accounts: We determine your Account Value separately for each Sub-account. To determine the Account Value in each Sub-account we multiply the Unit Price as of the Valuation Period for which the calculation is being made times the number of Units attributable to your Annuity in that Sub-account as of that Valuation Period.

Units: The number of Units attributable to this Annuity in a Sub-account is the number of Units you purchased less the number transferred or withdrawn. We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

Unit Price: For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding Valuation Period. The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor: Each Sub-account has a net investment factor. The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.

The net  investment  factor for a Valuation  Period is (a) divided by (b),  less
(c); where:

     (a) is the net result of:

                (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared by the underlying mutual fund during that Valuation Period; plus or minus

                (2) any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

     (b) is the net result of:

                (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the preceding Valuation Period; plus or minus

                (2) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

     (c) is the mortality and expense risk charge and the administration fee.

We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations. The net investment factor may be greater than, equal to, or less than one.

Account Value of the Fixed Allocations: We determine the Account Value of each Fixed Allocation separately. A Fixed Allocation's Account Value as of a particular date is determined by multiplying its then current Interim Value times the MVA.

A formula is used to determine the MVA. The formula is applied separately to each Fixed Allocation. Values and time durations used in the formula are as of the date for which the Account Value is being determined. The formula is: [(1+I) / (1+J+0.0010)N/12; where:

             I    is the interest rate being credited to the Fixed Allocation;

             J is the interest rate for your class of annuities for new Fixed Allocations with Guarantee Periods of durations equal to the number of years (rounded to the next higher integer when occurring on other than an anniversary of the beginning of ths Fixed Allocation's Guarantee Period) remaining in such Guarantee Period;

             N is the number of months (rounded to the next higher integer when occurring on other than a monthly anniversary of the beginning of the Guarantee Period) remaining in such Guarantee Period.

    No MVA applies in determining a Fixed Allocation's Account Value on its Maturity Date.
                                ALLOCATION RULES

You may allocate your Account Value among the investment options we make available. The variable investment options are Sub-accounts of the Variable Separate Account. The fixed investment options are the Guarantee Periods we make available for Fixed Allocations. In the Accumulaton Period, you may maintain Account Value in up to ten Sub-accounts. You may also maintain an unlimited number of Fixed Allocations. Should you request a transaction that would leave less than any minimum amount we then require in an investment option, we reserve the right, to the extent permitted by law, to add the balance of your Account Value in the applicable Sub-account or Fixed Allocation to the transaction and close out your balance in that investment option.

Withdrawals of any type are taken pro-rata from the investment options based on the then current Account Values in such investment options unless we receive other instructions from you prior to such withdrawal. If no instructions are provided for determining the amounts to be taken from each investment option, then the Account Value in all your then current Fixed Allocations is deemed to be in one investment option. If you transfer or withdraw Account Value from multiple Fixed Allocations and do not provide instructions indicating the Fixed Allocations from which Account Value should be taken: (a) we transfer Account Value first from the Fixed Allocation with the shortest amount of time remaining to the end of its Guarantee Period, and then from the Fixed Allocation with the next shortest amount of time remaining to the end of its Guarantee Period, etc.; and (b) if there are multiple Fixed Allocations with the same amount of time left in each Guarantee Period, as between such Fixed Allocations we first take Account Value from the Fixed Allocation that had the shorter Guarantee Period.

                                    TRANSFERS

General: In the Accumulation Period you may transfer Account Value between investment options, subject to the allocation rules herein. We charge the transfer fee shown in the Schedule. Renewals or transfers of Account Value from a fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge and are not counted in determining whether other transfers may be subject to the transfer charge. Your transfer request must be In Writing unless we receive a prior written authorization from you permitting transfers based on instructions we receive over the phone.

Where permitted by law, we may accept your authorization of a third party to transfer Account Values on your behalf. We may suspend or cancel such acceptance at any time. We give you prior notification of any such suspension or cancellation. We may restrict the investment options that will be available to you for transfers or allocations of Net Purchase Payments during any period in which you authorize such third party to act on your behalf. We give you prior notification of any such restrictions.

We reserve to right to limit the number of transfers in any Annuity Year for all existing or new Participants. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for a Participant or certain Participants if we believe that: (a) excessive trading by such Participant or Participants or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

Renewals: A renewal is a transaction that occurs automatically as of the last day of a Fixed Allocation's Guarantee Period unless we receive other instructions. As of the end of a Maturity Date, the Fixed Allocation's Guarantee Period "renews" and a new Guarantee Period of the same duration as the one just completed begins. However, the renewal will not occur if the Maturity Date is on the date we apply your Account Value to determine the annuity payments that begin on the Annuity Date.

If your Fixed Allocation's then ending Guarantee Period is no longer available for new allocations and renewals or you choose a different Guarantee Period that is no longer available on the date following the Maturity Date, we will try to reach you so you may make another choice. If we cannot reach you, we will assign the next shortest Guarantee Period then currently available for new allocations and renewals to that Fixed Allocation.

As an alternative to a renewal, you may transfer all or part of that Fixed Allocation's Account Value to make a different Fixed Allocation or you may transfer such Account Value to one or more Sub-accounts, subject to our allocation rules. To accomplish this, we must receive instructions from you In Writing at least two business days before the Maturity Date. No MVA applies to transfers of a Fixed Allocation's Account Value occurring as of its Maturity Date.

                                  DISTRIBUTIONS

     Surrender: Surrender of your Annuity for its Surrender Value is permitted during the Accumulation Period. Any applicable maintenance fee applies to such surrender. You must send your Annuity and surrender request In Writing.

Partial Withdrawals: You may withdraw part of your Surrender Value. The minimum partial withdrawal is as shown in the Schedule under the section entitled "Minimum Withdrawal Amount." The Surrender Value that must remain in the Annuity as of the date of this transaction is as shown in the Schedule. If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender.

Systematic Withdrawals: We may offer Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals from Fixed Allocations are limited to earnings only. A Systematic Withdrawal from a Fixed Allocation is not subject to the MVA. You may choose at any time to begin such program if withdrawals are to come solely from Account Value maintained in the Sub-accounts. If such a program is to be based on withdrawals in whole or in part from any Fixed Allocations, then withdrawals must be scheduled for periods measured from the first day of the Guarantee Period for the applicable Fixed Allocations. An MVA is applied to an already-existing Fixed Allocation if proceeds are transferred to a new Fixed Allocation to effect Systematic Withdrawals.

We offer Systematic Withdrawals on a monthly, quarterly, semi-annual or annual basis. Systematic Withdrawals we not available while you are taking any Minimum Distributions.

The Surrender Value of your Annuity must be at least the minimum amount shown in the Schedule when you begin a program of Systematic Withdrawals. The minimum for each Systematic Withdrawal is as shown in the Schedule. For any scheduled Systematic Withdrawal other than the last that does not meet this minimum, we reserve the right to defer such a withdrawal and add the amount that would have been withdrawn to the amount that is to be withdrawn at the next Systematic Withdrawal.

Should we suspend or cancel offering Systematic Withdrawals, such suspension or cancellation will not affect any Systematic Withdrawal programs then in effect.

Minimum Distributions: You may elect to have us calculate Minimum Distributions annually if your Annuity is being used for certain qualified purposes under the Internal Revenue Code. We calculate such amounts assuming the Minimum Distribution amount is based solely on the value of your Annuity. The Minimum Distribution amounts applicable to you may depend on other annuities, savings or investments of which we are unaware. Minimum Distributions are not available if you are taking Systematic Withdrawals. You may elect to have the Minimum Distribution paid out monthly, quarterly, semi-annually or annually.

Each Minimum Distribution will be taken from the investment options you select. However, the portion of any Minimum Distribution that can be taken from any Fixed Allocations must not exceed the then current ratio between your Account Value in all Fixed Allocations you maintain and your total Account Value. No MVA applies to any portion of Minimum Distributions taken from Fixed Allocations. Minimum Distributions are not available if you are taking Systematic Withdrawals.

Death Benefit: In the Accumulation Period, a death benefit is payable. If there is more than one Participant, such Participants being natural persons, the death benefit is payable upon the first death of such Participants. If the Annuity is owned by an entity, the death benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. For applicable deaths occurring on or after age 85 of the deceased, the death benefit is the Account Value. For applicable deaths occurring prior to age 85 of the deceased, the death benefit is the greater of (a) or (b); where:

     (a) is the Account Value in any Sub-accounts plus the Interim Value of your Fixed Allocations; and

     (b) is the total of all Purchase Payments less the total of all partial withdrawals of any type. The death benefit is determined as of the date we receive In Writing due proof of death.

If the death benefit becomes payable prior to the Annuity Date due to a Participant's death and the Beneficiary is the spouse, then in lieu of receiving the death benefit, the spouse may elect to be treated as a Participant and continue the Annuity.

In the event of a Participant's death, the benefit must be distributed within five years of the date of death or over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after a Participant's death must commence within one year of the date of death.

If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. If there is more than one Participant, all of whom are natural persons, the oldest of any such Participants not named as the Annuitant immediately becomes the Contingent Annuitant if the Contingent Annuitant predeceases the Annuitant or if a Participant does not designate a Contingent Annuitant.

In the Payout Period, subsequent to the death of the Annuitant, we continue to pay any "certain" payments (payments not contingent on the continuance of any life) to the Beneficiary.

In the Payout Period, we distribute any payments due subsequent to a Participant's death or the death of any Participant at least as rapidly as under the method of distribution in effect as of the date of such Participant's death.

Annuity Payments: Annuity payments can be guaranteed for life, for a certain period, or for a certain period and life. We make available fixed payments. You may choose an Annuity Date, an annuity option and the frequency of annuity payments. Your choice of Annuity Date and annuity option may be limited depending on your use of the Annuity. You may change your choices at any time up to 30 days before the earlier of: (a) the date we would have applied your Account Value to an annuity option had you not made the change; or (b) the date we will apply your Account Value to an annuity option in relation to the new Annuity Date you are then selecting. You must request this change In Writing. The Annuity Date must be the first or the fifteenth day of a calendar month.

In the absence of an election In Writing: (a) the Annuity Date is the first day of the calendar month first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity; and (b) fixed monthly payments will commence under option 2, described below, with 10 years certain. The amount to be applied is your Annuity's Account Value 15 business days prior to the Annuity date. In determining your annuity payments, we credit interest using our then current crediting rate for this purpose. Such rate is not less than 3% of interest per year. Interest is credited between the date Account Value is applied to an annuity option and the Annuity Date. Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is as shown in the Schedule. In the absence of election prior to proceeds becoming due, the Beneficiary may make such an election. However, if you made an election, the Beneficiary may not alter such election. Such election must be made In Writing within one year after proceeds are payable.

For purposes of the annuity options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.

         (a) Option 1 - Payments for Life: Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death.

         (b)  Option 2 -  Payments  for Life with 10,  15, or 20 Years  Certain:
Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life. Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.

         (c) Option 3 - Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.

         (d) Option 4 - Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. The number of years is subject to our then current rules. Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.

The first periodic payment is determined by multiplying the portion of the Account Value being allocated to purchase annuity payments (expressed in thousands of dollars) as of the close of business of the fifteenth day preceding the Annuity Date, plus interest at not less than 3% per year from such date to the Annuity Date by the amount of the first periodic payment per $1,000 of value obtained from our then current annuity rates for that type of annuity and for the frequency of payment selected. These rates will not be less than those in the Annuity Tables shown herein.

We reserve the right to require submission prior to commencement of any annuity payments of evidence satisfactory to us of the age of any key life upon whose life payment amounts are calculated.

Pricing of Transfers And Distributions: Subject to our right to defer transactions for a limited period, we "price" transfers and distributions on the dates indicated below. The pricing of transfers and distributions involving Sub-accounts include the determination of the applicable Unit Price, for the Units transferred or distributed. The pricing of transfers and distributions involving Fixed Allocations includes the determination of any applicable MVA. Any applicable MVA alters the amount available when all the Account Value in a Fixed Allocation is being transferred or distributed. Any applicable MVA alters the amount of Interim Value needed when only a portion of the Account Value is being transferred or distributed. Unit Prices may change each Valuation Period to reflect the investment performance of the Sub-accounts. The MVA formula applicable to each Fixed Allocation changes once each month and each time we declare a different rate for new Fixed Allocations.

     (a) We price "scheduled" transfers and distributions as of the date such transactions are so scheduled. "Scheduled" transactions include transfers or withdrawals of any type under an automatic program of scheduled or automatic transfers or withdrawals.

         (b) We price "unscheduled" transfers and partial withdrawals as of the date we receive In Writing the request for such transactions. However, if permitted under federal securities law, we price any transfer from any sub-account to any Fixed Allocation the day after we receive your request In Writing for such transaction.

         (c) We price surrenders and death benefits as of the Valuation Period we receive at our Office all materials we require for such transactions and such materials are satisfactory to us.

                               GENERAL PROVISIONS

Entire Contract: The Contract shown in the Schedule, including any attached riders or endorsements, the attached copy of any enrollment form and any supplemental applications and endorsements are the entire Contract. As to your Annuity, the Contract also includes the copy of any enrollment form attached to your Annuity. All statements made in any application and/or any enrollment form are deemed to be representations and not warranties. No statement is used to void the Contract or an Annuity or defend against a claim unless it is contained in any application or any supplemental application or any enrollment form.

Only our President, Vice President or Secretary may change or waive any provisions of the Contract or of any Annuity. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex: If there has been a misstatement of the age and/or sex of any person upon whose life annuity payments or the death benefit are based, we make adjustments to conform to the facts. As to annuity payments: (a) any underpayments by us will be remedied on the next payment following correction; and (b) any overpayments by us will be charged against future amounts payable by us under your Annuity.

Transfers, Assignments or Pledges: Generally, your rights in an Annuity may be transferred, assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. You may transfer, assign or pledge your rights to another person at any time, prior to any death upon which the death benefit is payable. You must request a transfer or provide us a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

     Nonparticipation: The Contract does not share in our profits or surplus earnings.

Deferral of Transactions: We may defer any distribution or transfer from a Fixed Allocation or a fixed annuity payout for a period not to exceed the lesser of 6 months or the period permitted by law. If we defer a distribution or transfer from any Fixed Allocation or any fixed annuity payout for more than thirty days, we pay interest of at least 3% per year on the amount deferred. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All transactions into, out of, or based on any Sub-account may be postponed whenever (1) the New York Stock Exchange is closed, except for holidays or weekends, or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

Elections, Designations, Changes and Requests: All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes to the Contract shown in the Schedule that materially affect your rights. We reserve the right to require that this Annuity be returned to our Office for endorsement of any change to such Contract or any change affecting only this Annuity.

Claims of Creditors: To the extent permitted by law, no payment under the Contract shown in the Schedule or any Annuity thereunder is subject to the claims of the creditors of the Owner, you or any other Participant, Annuitant or Beneficiary.

Proof  of  Survival:   The  payment  of  any  annuity  is  subject  to  evidence
satisfactory to us that the payee is alive on the date such payment is otherwise due.

     Tax Reporting: We intend to make all required regulatory reports regarding taxable events in relation to this Annuity. Such events may include, but are not limited to: (a) annuity payments; (b) payment of death benefits; (c) surrender of value from an Annuity in excess of the tax basis; and (d) assignments.

Facility of Payment: We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a payee is legally incompetent.

Reports to You: We provide reports to you during the Accumulation Period. We will provide you with reports at least once each quarter that you maintain Account Values in the Sub-accounts. We will provide you with reports once a year if you maintain Account Value only in one or more Fixed Allocations. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Reserved Rights: ln addition to rights specifically reserved elsewhere in this Annuity, we reserve the right to any or all of the following: (a) combine a Sub-account with other Sub-accounts; (b) combine the Variable Separate Account shown in the Schedule with other "unitized" separate accounts; (c) terminate offering certain Guarantee Periods for new or renewing Fixed Allocations; (d) combine the Fixed Separate Account shown in the Schedule with other "non-united" separate accounts; (e) deregister the Variable Separate Account shown in the Schedule under the Investment Company Act of 1940; (f) operate the Variable Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (g) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment Company Act of 1940; (h) make changes that are necessary to maintain the tax status of your Annuity under the Internal Revenue Code; and (i) make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts.

We may eliminate Sub-accounts, combine two or more Sub-accounts or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested. Substitutions may be necessary if we believe an underlying mutual fund or portfolio no longer suits the purpose of the Annuity. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of an underlying mutual fund or portfolio, or because the underlying mutual fund or portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, deletion or addition. We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.

                                 ANNUITY TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options. The amounts payable when annuity payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age and sex, if applicable, of the payee at the time the first payment is due. Under option three, the amount of each payment depends on the age and sex, if applicable, of both payees at the time the first payment is due. No election can be changed once payments begin.

The tables shown are based on interest at 3% per year compounded annually and the 1983a Individual Annuity Mortality Table set back one year for males and two years for females or the appropriate variation of such Table with genderless rates when applicable to the Annuity in order to meet Federal requirements in relation to the usage of such Annuity.

The payee's settlement age is the payee's age, last birthday, on the date of the first payment, minus the age adjustment. The age adjustments are shown below. They are based on the date of the first payment. The age adjustment does not exceed the age of the payee.

             Annuitization                               Attained Age
               Year                                        Set Back
             2000 - 2009                                         1
             2010 - 2019                                         2
             2020 and later                                        3

                Amount of Monthly Payment For Each $1,000 Applied
                       (Based on 3% Annual Interest Rate)

  First and Second Options - Single Life Annuities with:

                  Male Payee With                                               Female Payee with
         Monthly Payments Guarantee                                        Monthly Payments Guarantee

          None        120     180        240                             None        120      180        240
Age      $             $       $          $                               $           $        $          $
50      4.19         4.15     4.10       4.03                           3.79         3.78     3.76     3.73
55      4.61         4.54     4.45       4.32                           4.10         4.08     4.04     3.99
60      5.15         5.03     4.87       4.65                           4.52         4.47     4.40     4.30
65      5.91         5.67     5.36       4.97                           5.08         4.98     4.85     4.65
70      6.98         6.44     5.87       5.23                           5.85         5.65     5.38     5.00
75      8.46         7.32     6.31       5.40                           6.98         6.50     5.94     5.28
80     10.57         8.18     6.62       5.48                           8.66         7.50     6.41     5.43

Third Option - Joint and Last Survivor Annuity

                                                     Age of Female Payee
Age of                 35         40      45       50       55       60       65      70       75       80
Male Payee              $          $       $        $        $        $        $       $        $        $
----------
50                   3.15       3.27     3.39     3.53     3.67     3.79    3.91     4.00     4.07     4.12
55                   3.17       3.29     3.44     3.60     3.78     3.96    4.13     4.27     4.39     4.47
60                   3.18       3.31     3.47     3.66     3.88     4.11    4.35     4.57     4.76     4.91
65                   3.19       3.33     3.50     3.70     3.95     4.23    4.55     4.87     5.18     5.44
70                   3.19       3.34     3.52     3.74     4.01     4.33    4.72     5.16     5.62     6.05
75                   3.20       3.34     3.53     3.76     4.04     4.40    4.85     5.39     6.02     6.68
80                   3.20       3.35     3.53     3.77     4.07     4.45    4.94     5.57     6.35     7.26

Fourth Option - Payments for a Designated Period

                Amount of                      Amount of                     Amount of Amount of
No. of          Monthly          No. of        Monthly          No. of       Monthly         No of      Monthly
Years           Payments         Years         Payments         Years        Payment         Years      Payments
-----           --------         -----         --------         -----        -------         -----      --------

  10               9.61             16            6.53             22            5.15          28          4.37
  11               8.86             17            6.23             23            4.99          29          4.27
  12               8.24             18            5.96             24            4.84          30          4.18
  13               7.71             19            5.73             25            4.71
  14               7.26             20            5.51             26            4.59
  15               6.87             21            5.32             27            4.47

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                              Shelton, Connecticut
                                (A Stock Company)








                             GROUP DEFERRED ANNUITY
                                NON-PARTICIPATING
        VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
                   FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD

               IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE VARIABLE INVESTMENT OPTIONS ARE
                 BASED ON THEIR INVESTMENT PERFORMANCE AND ARE,
                 THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE
              SECTION ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS"
                        FOR A MORE COMPLETE EXPLANATION.

                     IN THE ACCUMULATION PERIOD ANY PAYMENTS
                       AND VALUES PROVIDED UNDER THE FIXED
                      INVESTMENT OPTIONS MAY BE SUBJECT TO
                           A MARKET VALUE ADJUSTMENT.
 SUCH A MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH PAYMENTS
                 OR VALUES. PLEASE REFER TO THE SECTION ENTITLED
                    "ACCOUNT VALUE OF THE FIXED ALLOCATIONS"
                        FOR A MORE COMPLETE EXPLANATION.